                                                                     Exhibit 3.1

                          CERTIFICATE OF AMENDMENT OF
                        THE CERTIFICATE OF INCORPORATION
                              OF W.R. GRACE & CO.
                       UNDER SECTION 805 OF THE BUSINESS
                                CORPORATION LAW

        The undersigned, being the Vice President and the Secretary, respectively, of W.R. Grace & Co., hereby certify that:

        1. The name of the corporation is W.R. GRACE & CO. (the "Corporation"). The Corporation was formed under the name W.R. Grace & Co.-New York.

        2. The Certificate of Incorporation of the Corporation was filed by the Department of State on the 23rd day of March, 1988.

        3. This Certificate of Amendment has been duly authorized, pursuant to
Section 803 of the Business Corporation Law of the State of New York, by a vote of at least a majority of the members of the Board of Directors of the Corporation, followed by the vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders duly called for such purpose.

        4. (i) The Certificate of Incorporation is amended to increase the authorized capital stock from 305,130,000 shares to 405,130,000 shares and to create a new class of preferred stock, Class D Preferred, consisting of 100,000,000 shares par value $.10 each.

                (ii) Article FOURTH, paragraphs (a) and (b) of the Certificate of Incorporation of the Corporation are hereby amended to be as follows:

                (a) The Corporation shall have authority to issue an aggregate of 405,130,000 shares of capital stock, divided into classes as set forth in this Article.

                (b) The designation of each class of shares which the Corporation shall be authorized to issue, the authorized number of shares of each class, and the par value thereof per share, shall be as follows:

                                                                AUTHORIZED
                                        PAR VALUE               NUMBER OF
        DESIGNATION OF CLASS            PER SHARE                 SHARES
        --------------------            ---------               ----------
        6% Preferred                    $100                        40,000
        Class A Preferred               $100                        50,000
        Class B Preferred               $100                        40,000
        Class C Preferred               $  1                     5,000,000
        Class D Preferred               $.10                   100,000,000
        Common                          $  1                   300,000,000

        5. (i) The Certificate of Incorporation is amended to set forth the designation, relative rights, preference and limitations of the Class D Preferred Stock.

                (ii) Article FOURTH, paragraph (c) of the Certificate of Incorporation of the Corporation is hereby amended by the substitution of new subparagraphs (5) through (7), replacing the current subparagraphs (5) through (7) and adding a new paragraph
(8), to be as follows:

(5.) CLASS D PREFERRED STOCK.

SECTION 1. DESIGNATION; NUMBER; LIQUIDATION PREFERENCE.

        (a) The shares of Class D Preferred Stock shall also be known as the "Class D Special Dividend Preferred Stock". The number of shares authorized may be decreased (but not increased) by the Board of Directors without a vote of shareholders; provided, however, that such number may not be decreased below the number of then outstanding shares of Class D Special Dividend Preferred Stock.

        (b) Subject to Section 7, the Class D Special Dividend Preferred Stock shall have, with respect to rights on liquidation, dissolution or winding up, a liquidation preference of $.10 per share and with respect to dividend rights and rights on liquidation, dissolution or winding up, shall rank, subsequent to all shares of the 6% Preferred Stock, Class a Preferred Stock and Class B Preferred Stock of the Corporation issued and outstanding as of the Issue Date, and prior to all other shares of capital stock of the Corporation now or hereafter authorized including, without limitation, the Class C Preferred Stock and the Common Stock of the Corporation (collectively, the "Junior Stock").

SECTION 2. DIVIDENDS AND DISTRIBUTIONS.

        (a) The holders of shares of Class D Special Dividend Preferred Stock, in preference to holders of shares of Junior Stock, shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation at the time legally available therefor, a special dividend (the "Special Dividend") equal, in the aggregate with respect to all shares of Class D Special Dividend Preferred Stock, to the Special Dividend Amount ("Special Dividend Amount") determined pursuant to the formula set forth below. Upon such a declaration, and subject to paragraph (d) below, the Special Dividend shall be payable in cash in annual installments on October 1, 2002 and, thereafter, on October 1 in each of the following years, if applicable (each such date, a "Payment Date"); and the aggregate amount payable on any Payment Date shall be equal to the lesser of (i) $100 million or (ii) the amount of the Special Dividend Amount then remaining unpaid in accordance with the provisions hereof. Subject to the requirements of applicable law, the Special Dividend shall be declared in a single declaration irrespective of the number of installments in which it will be paid. The Special Dividend Amount shall be publicly announced by Fresenius Medical Care on or before May 1, 2002 (such announcement, the "Public Announcement").

        (b) Calculation of the Special Dividend Amount.

                (i) The Special Dividend Amount shall be equal to the Target Face Amount plus the Special Differential, if the Special Differential is a positive number, and less the absolute value of the Special Differential, if the Special Differential is a negative number.

                (ii) The Special Differential shall be equal to (A) the Applicable Percentage of the excess of the cumulative actual Adjusted Cash Flow of Fresenius Medical Care on a consolidated basis for the five-year period beginning on January 1, 1997 and ending on December 31, 2001 (the "Dividend Accrual Period"), above $3.7 billion less (B) $200 million.

                (iii) The Adjusted Cash Flow of Fresenius Medical Care on a consolidated basis shall be equal to (A) net income to common shareholders (without regard to the Special Dividend), plus (B) depreciation and amortization, plus (C) non-cash restructuring charges, provisions for impairment in the value of long-term assets, and similar recorded reserves as of December 31, 2001, all as reflected on Fresenius Medical Care's consolidated audited financial statements prepared in accordance with U.S. GAAP, less (D) any after-tax cash expenditures paid to third parties incurred in connection with the matters underlying the investigations of NMC and its subsidiaries by the OIG referenced in the five subpoenas received by NMC from the OIG on October 17, 1995, to the extent such expenditures are not reflected in net income to common shareholders during the Dividend Accrual Period.

                (iv) The Applicable Percentage shall be 44.8%, which percentage shall be increased and decreased proportionately to reflect issuances or repurchases (to the extent that no Special Dividend is payable with respect to such repurchased shares) of Class D Special Dividend Preferred Stock following the Reorganization.

                (v) Accompanying payment of the Special Dividend shall be a Certificate of the Chief Financial Officer of Fresenius Medical Care certifying that the amount of the Special Dividend has been calculated in accordance with the provisions hereof, together with an opinion of Fresenius Medical Care's independent public accountant to the same effect.

        (c) The Special Dividend payable pursuant to Section 2(b) shall accrue on a quarterly and cumulative basis from January 1, 1997, whether or not declared; each such quarterly accrual shall increase or decrease the Special Dividend depending upon the quarterly increase or decrease of the Special Differential. Any payment of the Special Dividend made in an amount less than the total amount of such Special Dividend at the time payable shall be allocated pro rata on a share-by-share basis among all shares of Class D Special Dividend Preferred Stock at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Class D Special Dividend Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than 50 days or less than 10 days prior to the date fixed for the payment thereof.

        (d) The Special Dividend shall be paid in cash, except that if the Common Stock is listed on the NYSE or quoted on the Nasdaq Stock Market, the Special Dividend, or any portion thereof, may be paid, in the sole discretion of the Corporation, either (i) in cash, (ii) in Common Stock, based upon the Market Price as of the record date for such payment, or (iii) any combination of cash and Common Stock, based upon the Market Price as of the record date for such payment. All Common Stock issued as a dividend with respect to the Class D Special Dividend Preferred Stock shall thereupon be duly authorized, validly issued, fully paid and non-assessable.

        (e) If at any time after May 1, 2002 any portion of the Special Dividend is not declared, or is not paid on the applicable Payment Date, the Corporation shall not make any Restricted Payment.

SECTION 3. ADJUSTMENTS.

        The Board of Directors of the Corporation, with the concurrence of all of the Independent Directors of Fresenius Medical Care, or a majority of such Independent Directors if there are three or more, shall make appropriate adjustments to the provisions of Section 2 hereof to preserve their intended economic effect, in the light of changes in capitalization, accounting policy and extraordinary transactions (including without limitation mergers, consolidations or sales of assets). No adjustments of such provisions on account of the foregoing or otherwise shall be made without the concurrence of a majority of the Independent Directors of Fresenius Medical Care.

SECTION 4. VOTING RIGHTS.

        In addition to any voting rights provided by law, the holders of shares of Class D Special Dividend Preferred Stock shall have the following voting rights:

                (a) Except as otherwise required by applicable law, each share of Class D Special Dividend Preferred Stock shall entitle the holder thereof to vote, in person or by proxy, at each special or annual meeting of shareholders, on all matters voted on by holders of Common Stock voting together as a single class with other shares entitled to vote thereon. With respect to any such vote, each share of Class D Special Dividend Preferred Stock shall entitle the holder thereof to cast 1/10 (one-tenth) of a vote.

                (b) If on any date after the earlier of (x) the Public Announcement or (y) May 1, 2002, the Corporation shall have failed to declare, or shall have failed to pay on the applicable Payment Date, the full amount of the installment of the Special Dividend then payable on the Class D Special Dividend Preferred Stock (a "Trigger Event"), then the number of directors constituting the Board of Directors shall, without further action, be increased by two and the holders of shares of Class D Special Dividend Preferred Stock shall have, in addition to the other voting rights set forth herein with respect to the Class D Special Dividend Preferred Stock, the exclusive right, voting separately as a single class, to elect two directors of the Corporation to fill such newly created directorships, by written consent as provided herein, or at a special meeting of such holders called as provided herein. Any such additional directors shall continue as directors (subject to reelection or removal as provided in Section 4(c)(ii)) and the holders of Class D Special Dividend Preferred Stock shall have such additional voting rights until such time as all installments of the Special Dividend then payable on the Class D Special Dividend Preferred Stock shall have been declared and paid in full, at which time such additional directors shall cease to be directors, the number of directors constituting the Board of Directors shall be reduced by two and such additional voting rights of the holders of Class D Special Dividend Preferred Stock shall terminate, subject to revesting upon the occurrence of each and every subsequent Trigger Event.

                (c) (i) The foregoing right of holders of shares of Class D Special Dividend Preferred Stock to take any action as provided in
        Section 4(b) may be exercised at any annual or special meeting of shareholders in New York, or at a special meeting of holders of shares of Class D Special Dividend Preferred Stock in New York held for such purpose or at any adjournment thereof, or by the written consent, delivered to the Secretary of the Corporation, of the holders of the minimum number of shares required to take such action. So long as the right to vote provided for in Section 4(b) continues (and unless such right has been exercised by written consent of the minimum number of shares required to take such action), the President of the Corporation may call, and upon the written request of holders of record of at least 10% of the aggregate outstanding shares of Class D Special Dividend Preferred Stock addressed to the Secretary of the Corporation at the principal office of the Corporation, shall call, a special meeting of the holders of shares of Class D Special Dividend Preferred Stock. Such meeting shall be called within 30 days after delivery of such request to the Secretary, and held within 60 days of delivery after such request or as soon thereafter as practicable at the place and upon the notice provided by law and in the by-laws of the Corporation.

                (ii) At each meeting of shareholders at which the holders of shares of Class D Preferred Stock shall have the right, voting separately as a single class, to elect two directors of the Corporation as provided in Section 4(b) or to take any other action, the presence in person or by proxy of the holders of record of one-third of the aggregate number of shares of Class D Special Dividend Preferred Stock then outstanding and entitled to vote on the matter shall be necessary and sufficient to constitute a quorum. At any such meeting or at any adjournment thereof:

                        (A) the absence of a quorum of the holders of shares of
                Class D Special Dividend Preferred Stock shall not prevent the election of directors other than those to be elected by the holders of shares of Class D Special Dividend Preferred Stock, and the absence of a quorum of the holders of shares of any other class or series of capital stock shall not prevent the election of directors to be elected by the holders of shares of Class D Special Dividend Preferred Stock or the taking of any action as provided in Section 4(b); and

                        (B) in the absence of a quorum of the holders of shares
                of Class D Special Dividend Preferred Stock, a majority of the holders of such shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken by the holders of shares of Class D Special Dividend Preferred Stock from time to time and place to place, without notice other than announcement at the meeting, until a quorum shall be present.

        For taking of any action as provided in Section 4(b) by the holders of shares of Class D Special Dividend Preferred Stock each such holder shall have one vote for each share of such stock standing in his name on the transfer books of the Corporation as of any record date fixed for such purpose or, if no such date be fixed, at the close of business on the Business Day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the Business Day next preceding the day on which the meeting is held; provided, however, that shares of Class D Special Dividend Preferred Stock held by the Corporation or any Subsidiary of the Corporation shall not be deemed to be outstanding for purposes of taking any action as provided in this Section 4.

        Each director elected by the holders of shares of Class D Special Dividend Preferred Stock, as provided in Section 4(b) shall, unless his term shall expire earlier in accordance with the provisions thereof, or unless he shall be removed as provided in this Section 4(c)(ii), hold office until the next annual meeting of shareholders or until his successor, if any, is elected and qualified.

        If any director so elected by the holders of Class D Special Dividend Preferred Stock shall cease to serve as a director before his term shall expire (except by reason of the termination of voting rights in accordance with Section 4(b)), the holders of the Class D Special Dividend Preferred Stock then outstanding and entitled to vote for such director may, by vote or written consent as provided herein, elect a successor to hold office for the unexpired term of the director whose place shall be vacant.

        Any director elected pursuant to Section 4(b) may be removed from office with or without cause by the vote or written consent of the holders of a majority of the aggregate outstanding shares of Class D Special Dividend Preferred Stock at the time of removal. A special meeting of the holders of shares of Class D Special Dividend Preferred Stock for such purpose may be called in accordance with the procedures set forth in Section 4(c)(i).

SECTION 5. OPTIONAL REDEMPTION.

        (a) (i) The Corporation shall not have any right to redeem any shares of Class D Special Dividend Preferred Stock prior to the Public Announcement. Thereafter, the Corporation shall have the right, at its sole option and election, to redeem (an "Optional Redemption") all or a portion of the shares of Class D Special Dividend Preferred Stock, on not more than 45 nor less than 30 days' notice of the date of redemption (any such date an "Optional Redemption Date"), at a price per share (the "Optional Redemption Price") equal to the greater of (A) the Liquidation Preference of such share, or (B) an amount per share equal to any unpaid portion of the Special Dividend, whether or not declared or payable, on the applicable Optional Redemption Date. The Optional Redemption Price shall be paid in cash, except that if the Common Stock is listed on the NYSE or quoted on the Nasdaq Stock Market, the Optional Redemption Price may be paid, in the sole discretion of the Corporation, either in (i) cash, (ii) Common Stock, based upon the Market Price as of the record date for such Optional Redemption, or (iii) any combination of cash and Common Stock, based upon the Market Price as of the record date for such Optional Redemption. All Common Stock issued as a redemption amount with respect to the Class D Special Dividend Preferred Stock shall thereupon be duly authorized, validly issued, fully paid and nonassessable.

        (ii) If the Corporation shall determine to redeem less than all the shares of Class D Special Dividend Preferred Stock then outstanding pursuant to
Section 5(a)(i), the shares to be redeemed shall be selected pro rata (as nearly as may be) so that the number of shares redeemed from each holder shall be in the same proportion of all the shares to be redeemed that the total number of shares of Class D Special Dividend Preferred Stock then held by such holder bears to the total number of shares of Class D Special Dividend Preferred Stock then outstanding.

        (b) Notice of any Optional Redemption shall specify the Optional Redemption Date, the Optional Redemption Price, the place or places of payment, and that payment (including the amount and terms thereof) will be made upon presentation and surrender of shares of Class D Special Dividend Preferred Stock, and shall be given by publication in a newspaper of general circulation in the Borough of Manhattan, City of New York (if such publication shall be required by applicable law, rule, regulation or securities exchange requirement), not less than 30 nor more than 45 days prior to the Optional Redemption Date; and, in any case, a similar notice shall be mailed at least 30 but not more than 45 days prior to the Optional Redemption Date to each holder of shares of Class D Special Dividend Preferred Stock, at such holder's address as it appears on the transfer books of the Corporation. In order to facilitate the redemption of shares of Class D Special Dividend Preferred Stock, the Board of Directors may fix a record date for the determination of shares of Class D Special Dividend Preferred Stock to be redeemed, not more than 50 days nor less than 45 days prior to the Optional Redemption Date.

        (c) On the date of any Optional Redemption that is specified in a notice given pursuant to Section 5(b), the Corporation shall, and at any time after such notice shall have been mailed and before the Optional Redemption Date the Corporation may, deposit for the benefit of the holders of shares of Class D Special Dividend Preferred Stock the funds necessary for such redemption with a bank or trust company in the Borough of Manhattan, City of New York, having a capital and surplus of at least $100,000,000. Any funds so deposited by the Corporation and unclaimed at the end of two years from the Optional Redemption Date shall revert to the general funds of the Corporation. After such reversion, any such bank or trust company shall, upon demand, pay over to the Corporation such unclaimed amounts and, thereupon, such bank or trust company shall be relieved of all responsibility in respect thereto and any holder of shares of Class D Special Dividend Preferred Stock to be redeemed shall look only to the Corporation for the payment of the Optional Redemption Price.

        (d) Notice of redemption having been given as aforesaid, upon the deposit of funds pursuant to Section 5(c) in respect of shares of Class D Special Dividend Preferred Stock to be redeemed pursuant to Section 5(a), notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, from and after the Optional Redemption Date, (i) the shares represented thereby shall no longer be deemed outstanding, (ii) dividends thereon shall cease to accrue, and (iii) all rights of the holders of shares of Class D Special Dividend Preferred Stock to be redeemed shall cease and terminate, excepting only the right to receive the Optional Redemption Price therefor; provided, however, that, if the Corporation shall default in the payment of the Optional Redemption Price, the shares of Class D Special Dividend Preferred Stock shall thereafter be deemed to be outstanding and the holders thereof shall have all of the rights of a holder of Class D Special Dividend Preferred Stock until such time as such default shall no longer be continuing or shall have been waived by holders of at least 66-2/3% of the then outstanding shares of Class D Special Dividend Preferred Stock.

        (e) Any notice that is mailed as provided in this Section 5 shall be conclusively presumed to have been duly given, whether or not the holder of shares of Class D Special Dividend Preferred Stock receives such notice, and failure to give such notice by mail, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Class D Special Dividend Preferred Stock. On or after the Optional Redemption Date, each holder of the shares called for redemption shall surrender the certificate or certificates evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Optional Redemption Price. If less than all the shares evidenced by any such surrendered certificate are redeemed, a new certificate shall be issued evidencing the unredeemed shares.

SECTION 6.  ACQUIRED SHARES.

        Any shares of Class D Special Dividend Preferred Stock acquired by the Corporation or any of its Subsidiaries in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares of Class D Special Dividend Preferred Stock shall upon their cancellation become authorized but unissued shares of Preferred Stock of the Corporation.

SECTION 7.  LIQUIDATION, DISSOLUTION OR WINDING UP.

        (a) If the Corporation shall commence a voluntary case or proceeding under the United States bankruptcy laws or any applicable bankruptcy, insolvency or similar law of any state or other country, or consent to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief or similar decree or order in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the United States bankruptcy laws or any applicable bankruptcy, insolvency or similar law of any other state or country, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and on account of any such event the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, no distribution shall be made to the holders of shares of Junior Stock unless, prior thereto, the holders of shares of Class D Special Dividend Preferred Stock shall have received the Optional Redemption Price.

        (b) Neither the consolidation or merger of the Corporation with or into any other Person nor the sale or transfer of all or any part of the Corporation's assets for cash, securities or other property shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 7.

SECTION 8. Definitions.

        For the purposes of the Article FOURTH, the following terms shall have the meanings indicated:

        "Adjusted Cash Flow" shall have the meaning ascribed to such term in
Section 2(b)(iii).

        "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

        "Applicable Percentage" shall have the meaning ascribed to such term in
Section 2(b)(iv).

        "Board of Directors" shall mean the Board of Directors of the Corporation.

        "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

        "Common Stock" shall have the meaning ascribed to such term in Section 1(a) of this Article FOURTH.

        "Effective time"shall have the meaning ascribed to such term in the Reorganization Agreement.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

        "Fresenius Medical Care" shall mean Fresenius Medical Care AG, an Aktiengesellschaft organized under the laws of the Federal Republic of Germany.

        "Independent Directors" shall mean a Fresenius Medical Care director without a substantial business or professional relationship with either Fresenius Medical Care, Fresenius AG or any Affiliate of either of the foregoing, other than as a Fresenius Medical Care director.

        "Issue Date" shall mean the date of first issue of Class D Special Dividend Preferred Stock.

        "Junior Stock" shall have the meaning ascribed to such term in Section 1(b) of this Article FOURTH.

        "Liquidation Preference," with respect to a share of Class D Special Dividend Preferred Stock, shall mean $.10.

        "Market Price" shall mean, per share of Common Stock, on any date specified herein, the closing price per share of the Common Stock on such date published in The Wall Street Journal or, if no such closing price on such date is published in The Wall Street Journal, the average of the closing bid and asked prices on such date, as officially reported on the principal national securities exchange on which the Common Stock is then listed or admitted to trading, or, if the Common Stock is not then listed or admitted to trading on any national securities exchange, as quoted by the Nasdaq Stock market.

        "NASD" shall mean the National Association of Securities Dealers, Inc.

        "Nasdaq Stock Market" shall mean the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System.

        "NMC" shall mean National Medical Care, Inc., a Delaware corporation.

        "NYSE" shall mean the New York Stock Exchange.

        "OIG" shall mean the Office of the Inspector General of the United States Department of Health and Human Services.

        "Optional Redemption" shall have the meaning ascribed to such term in
Section 5(a) of this Article FOURTH.

        "Optional Redemption Date" shall have the meaning ascribed to such term in Section 5(a) of this Article FOURTH.

        "Optional Redemption Price" shall have the meaning ascribed to such term in Section 5(a) of this Article FOURTH.

        "Payment Date" shall have the meaning ascribed to such term in Section 2(a) of this Article FOURTH.

        "Person" shall mean any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

        "Preferred Stock" shall mean any preferred stock of the Corporation.

        "Public Announcement" shall have the meaning ascribed to such term in Section 2(a) of this Article FOURTH.

        "Reorganization" shall have the meaning ascribed to such term in the Reorganization Agreement.

        "Reorganization Agreement" shall mean the Agreement and Plan of Reorganization dated as of February 4, 1996, as amended and supplemented, by and among the Corporation, Fresenius AG, a German corporation, and Fresenius USA, Inc., a Massachusetts corporation.

        "Restricted Payment" shall mean any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities by the Corporation on account of any shares of Junior Stock or the purchase, redemption or other acquisition for value by the Corporation or any Subsidiary of the Corporation of any shares of Junior Stock, except for distributions or purchases paid exclusively in other Junior Stock.

        "Special Differential" shall have the meaning ascribed to such term in
Section 2(b)(ii).

        "Special Dividend" shall have the meaning ascribed to such term in
Section 2(a).

        "Special Dividend Amount" shall have the meaning ascribed to such term in Section 2(a).

        "Subsidiary" of any Person shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

        "Target Face Amount" shall mean the sum of $200 million, in the aggregate with respect to all shares of Class D Special Dividend Preferred Stock.

        "U.S. GAAP" shall mean United States Generally Accepted Accounting Principles.

        "Voluntary Liquidation Event" shall have the meaning ascribed to such term in Section 7(a).

SECTION 9. PREEMPTIVE RIGHTS.

        The holders of Class D Special Dividend Preferred Stock shall not be entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

        (6) In the event of the liquidation, dissolution or winding up (whether voluntary or involuntary) of the Corporation, after payment to the holders of the 6% Preferred Stock, the Class A Preferred Stock, the Class B Preferred Stock, the Class C Preferred Stock and the Class D Preferred Stock of the amounts to which such holders shall be entitled, the remaining assets of the Corporation shall be distributed ratably to the holders of the Common Stock.

        (7) Except as may be otherwise required by the laws of the State of New York, in voting upon all questions each holder of capital stock of the Corporation shall be entitled to one hundred sixty votes for every share of 6% Preferred Stock, sixteen votes for every share of Class A Preferred Stock, sixteen votes for every share of Class B Preferred Stock, 1/10 (one-tenth) of a vote for each share of Series D Preferred Stock and one vote for every share of Common Stock held by such holder, and except as may be otherwise required by such laws, or specified by the Board of Directors with respect to any series of the Class C Preferred Stock, all shares of stock shall vote as a single class.

        (8) Before any stock authorized under this Certificate of Incorporation but unissued is otherwise offered for sale, it shall first be offered to the shareholders of the Corporation as follows: holders of 6% Preferred Stock, Class A Preferred Stock and Class B Preferred Stock shall have the right to take at par in proportion to their holdings all such additional 6% Preferred Stock; any increase in Class A Preferred Stock shall be offered at the issue price to the holders of Class A Preferred Stock and to the holders of Class B Preferred Stock in proportion to their holdings; any increase in Class B Preferred Stock shall be offered at the issue price to the holders of Class A Preferred Stock and to the holders of Class B Preferred Stock in proportion to their holdings. No holder of any class of capital stock shall be entitled as a matter of right to be offered any shares of Class C Preferred Stock, Class D Preferred Stock or Common Stock, or any options, warrants or rights to acquire Class C Preferred Stock, Class D Preferred Stock or Common Stock, or any securities convertible into Class C Preferred Stock, Class D Preferred Stock or Common Stock, which the Corporation may propose to issue.

        IN WITNESS WHEREOF, we have signed this Certificate of Amendment on this 27th day of September, 1996 and we affirm the statements contained therein as true under penalties of perjury.



                                        /s/ Paul McMahon
                                        -------------------------------
                                        Name: Paul McMahon
                                              Vice President


                                        /s/ Robert B. Lamm
                                        -------------------------------
                                        Name: Robert B. Lamm
                                              Secretary